Consent of Independent Registered Public Accounting Firm
We consent to the references to our firm under the captions “Financial Statements” and “Financial Highlights” in the Proxy Statement/Prospectus and “Information Incorporated by Reference” in the Statement of Additional Information included in this Registration Statement (Form N-14) of Principal Funds, Inc. and to the incorporation by reference of our report dated October 24, 2019 on the financial statements and financial highlights of SystematEx International Fund for the fiscal year ended August 31, 2019 and our report dated December 18, 2019 on the financial statements and financial highlights of Diversified International Fund for the fiscal year ended October 31, 2019, each a series of Principal Funds, Inc., in this Registration Statement filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Minneapolis, Minnesota
May 13, 2020